THE ACADIA MUTUAL FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made the 7th day of April, 2010, between The Acadia Mutual Funds (the “Trust”) on behalf of the Acadia Principal Conservation Fund (the “Fund”), and Acadia Mutual Funds Management, LLC (the “Adviser”).

WHEREAS, the Trust is a Delaware statutory trust authorized to issue shares in series and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Fund is a series of the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Trust and the Adviser as follows:

1.

Appointment

The Trust hereby appoints the Adviser to act as investment adviser of the Fund for the periods and on the terms set forth herein.  The Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided herein.

2.

Services to be Rendered by the Adviser to the Fund

Subject to the general supervision and direction of the Trustees of the Trust and to such policies as the Trustees may determine, the Adviser will (i) furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities, (ii) manage, supervise and conduct all of the affairs and business of the Fund, furnish office space and equipment, and pay all salaries, fees and expenses of officers and Trustees of the Trust who are affiliated with the Adviser, (iii) maintain such books and records as an investment adviser of the Fund may be required to maintain by applicable federal or state law, and assist as appropriate in the maintenance of the Fund’s own books and records by the Fund’s independent administrator and other third parties approved by the Trust, and (iv)  render to the Board of Trustees of the Trust such periodic and special reports respecting the Fund as the Trustees may reasonably request.  In the performance of its duties, the Adviser will be subject to the control of the Trustees and to the policies determined by the Trustees, as well as to the provisions of the Trust’s Declaration of Trust, its By-Laws as in effect from time to time, and the investment objectives, policies and restrictions stated in the Fund’s prospectus.

3.

Brokerage

In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Adviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Trust the most favorable price and execution available, the Adviser, bearing in mind the Trust’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker and dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a securities transaction for the Fund in excess of the commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

4.

Performance of Duties by the Adviser

The Adviser further agrees that, in performing its duties set forth in Section 2 above, and elsewhere hereunder, it will:

(i) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;

(ii)  use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(iii) maintain books and records with respect to the Fund’s securities transactions, render to the Board of Trustees of the Trust such periodic and special reports as the Board may reasonably request, and keep the Trustees informed of developments materially affecting the Fund’s portfolio;

(iv)  make available to the Trust, promptly upon request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Trust in its compliance with applicable laws and regulations, and furnish the Trustees with such periodic and special reports regarding the Fund as they  may reasonably request; and

(v)  immediately notify the Trust in the even that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents it from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission or other regulatory authority.  The Adviser further agrees to notify the Trust immediately of any material fact known to it respecting or relating to it that is not contained in the Trust’s registration statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

The Adviser, at its discretion, may enter into contracts with third parties for the performance of the services to be provided by it under this Agreement.

5.

Expenses

The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions; fees and expenses of Trustees of the Trust who are not officers, directors, or employees of the Adviser; Securities and Exchange Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents and the independent administrator; the Fund’s proportionate share of insurance premiums; outside auditing and legal expenses; costs of membership in any industry trade groups; costs of maintenance of the Fund’s existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; charges of independent pricing services; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meetings of the shareholders of the Fund and of the officers or Board of Trustees of the Trust; and any extraordinary expenses.  In addition, the Fund will pay distribution fees pursuant to a Distribution Plan adopted under Rule 12b-1 under the 1940 Act.

6.            Services to Other Companies or Accounts

The investment advisory services provided by the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) and to engage in other activities, so long as its services hereunder are not impaired thereby.

7.

Compensation

In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser a fee at an annual rate equal to 0.80% per year of average daily net assets of the Fund.

This fee shall be computed and accrued daily and payable monthly. For the purpose of determining fees payable to the Adviser, the value of the Fund’s average daily net assets shall be computed at the times and in the manner specified in the Fund’s Prospectus or Statement of Additional Information.

8.

Assignment; Amendments

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Agreement shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser.

9.

Duration and Termination

This Agreement shall become effective on _____, 2010 and shall continue in effect, unless sooner terminated as provided herein, for two years from such date, and shall continue from year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable, without penalty, on sixty (60) days’ written notice by the Board of Trustees of the Trust or by vote of holders of a majority of the Fund’s shares or by the Adviser.

10.

Use of Name

The word “Acadia” to be used in the Fund’s name belongs exclusively to the Adviser, and may be used by the Fund only so long as this Agreement has not been terminated.

11.

Standard of Care

The Adviser shall exercise its best judgment in rendering the services under this Agreement.  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Fund’s shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

12.

Miscellaneous

(i)

This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(ii)

Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(iii)

This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(iv)

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of Delaware.

(v)

If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(vi)

Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at One Penn Plaza, 36th Floor, New York, New York 10119, Attn:  Michael E. Hogue, or at such other address or to such individual as shall be specified by the Adviser to the Trust.

Notices of any kind to be given to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust at One Penn Plaza, 36th Floor, New York, New York 10119, Attn: Eric D. Jacobs or at such other address or to such other individual as shall be specified by the Trust to the Adviser.

IN WITNESS WHEREOF, The Acadia Mutual Funds, on behalf of its investment series, the Acadia Principal Conservation Fund, and Acadia Mutual Funds Management, LLC have each caused this instrument to be signed on its behalf by its duly authorized representative, all as of the day and year first above written.

The Acadia Mutual Funds, on behalf of its investment series the Acadia Principal Conservation Fund

By:	/s/ Eric D. Jacobs
Title:	President

Acadia Mutual Funds Management, LLC

By:	/s/ Eric D. Jacobs
Title:	President